Exhibit 12


THE MONTANA POWER COMPANY

Computation of Ratio of Earnings to Fixed Charges
(Dollars in Thousands)


	Twelve Months Ended
	December 31,
		1997	1996	1995

Net Income	$	127,985	$	119,147	$	59,053

Income Taxes		61,870		72,813		21,573
	$	189,855	$	191,960	$	80,626



Fixed Charges:
	Interest	$	61,720	50,937	47,330
	Amortization of Debt Discount,
		Expense and Premium	1,538	1,610	1,567
	Rentals		34,671		34,470		35,300
			$	97,929	$	87,017	$	84,197



Earnings Before Income Taxes
	and Fixed Charges	$	287,784	$	278,977	$	164,823



Ratio of Earning to Fixed Charges		2.94 x		3.21 x		1.96 x

Exhibit 12


THE MONTANA POWER COMPANY

Computation of Ratio of Earnings to Fixed Charges
(Dollars in Thousands)


	Twelve Months Ended
	December 31,
		1994	1993	1992

Net Income	$	115,963	$	107,196	$	107,065

Income Taxes		53,152		54,120		45,639
	$	169,115	$	161,316	$	152,704



Fixed Charges:
	Interest	$	44,096	$	48,142	$	48,810
	Amortization of Debt Discount,
		Expense and Premium	1,666	1,768	1,878
	Rentals		36,586		36,631		36,905
			$	82,348	$	86,541	$	87,593



Earnings Before Income Taxes
	and Fixed Charges	$	251,463	$	247,857	$	240,297



Ratio of Earning to Fixed Charges		3.05 x		2.86 x		2.74 x